EXHIBIT 99.1

Capstone Turbine Reports Third Quarter Fiscal 2018 Financial Results

Capstone Delivers on Stated Goal of Positive EBITDA Quarter

Net Income Nearly Neutral for the Quarter

Conference Call and Webcast to Be Held Today at 1:45 PM PT, 4:45 PM ET

VAN NUYS, Calif., Feb. 05, 2018 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its third quarter of fiscal 2018 ended December 31, 2017.

The company reported total revenue of $22.8 million for the third quarter of fiscal 2018 and a net loss of $0.3 million, or $0.01 loss per share. This compares with total revenue of $20.2 million and a net loss of $10.7 million, or $0.31 loss per share, reported for the third quarter of fiscal 2017.

Gross margin for the third quarter of fiscal 2018 was $5.0 million, or 22% of revenue, compared to a negative gross margin of $4.0 million, or negative 20% of revenue, during the third quarter of fiscal 2017. The $9.0 million improvement was primarily the result of a decrease in warranty expense, a favorable shift in product mix towards the company’s C65 and C200 microturbines, record level gross margin on the company’s accessories, parts and service shipments, and a decrease in production and service center labor and overhead expenses. The decrease in warranty expense reflects the winding down of the company’s $5.2 million field reliability retrofit program, which was recorded in the third quarter of fiscal 2017. The field retrofit program was completed during the third quarter of fiscal 2018 and the remaining non-cash warranty provision of approximately $0.6 million for this field retrofit program was reversed.

Operating expenses for the third quarter of fiscal 2018 were $5.0 million, which were down $1.1 million, or 18%, from the year-ago quarter and down $0.9 million, or 15%, compared to prior quarter.

In October, the company announced a large product order that afforded the company an opportunity to securely expand production rates for the third and fourth quarters of fiscal 2018, fueling the opportunity for the revenue growth necessary to support the company’s breakeven profitability model.

Also in October, the company announced that it was expecting to see an expansion of its accessories, parts and service business, lower expenses and an increase in bad debt recovery over the next two quarters. All of which, when added together, should significantly contribute to the company achieving the long-awaited profitability goals.

“Today, I am very proud to announce that we have in fact delivered on all of the key business elements outlined last October for the third quarter and that we have achieved our positive Adjusted EBITDA goal. Our net loss improved 97% over last year’s third quarter and Capstone was nearly net income neutral and Adjusted EBITDA positive in the third quarter,” said Darren Jamison, President and Chief Executive Officer of Capstone. “This is certainly a historic milestone in Capstone’s 30-year history and positions the company for its next stage of evolution,” added Mr. Jamison.

The company has been gaining prominence domestically as customers continue to adopt its low emission microturbine technology. Revenue generated in the United States and Canadian markets during the third quarter of fiscal 2018 represented 64% of the company’s total revenue compared to 45% in the year-ago quarter driven by growth in the natural resources market as oil prices rebounded above $60.00 per barrel.

Cash used in the first nine months of fiscal 2018, excluding net proceeds from equity transactions, was $5.7 million lower compared to the same period last year, representing a 33% reduction.

“As proud as I am about achieving our long-awaited positive Adjusted EBITDA milestone, I am even more pleased by the overall positive trends in our business as we are seeing significant improvements in revenues, margins, operating expenses, warranty, cash usage, inventory turns and most importantly EBITDA and net income,” added Mr. Jamison.

Business Developments and Milestones Recently Achieved:

  2017 proved to be a devastating year for many due to the severe hurricane season. Several countries and states experienced power outages and had been without power from days to months. Capstone reported that the majority of its customers’ installations in Texas, Florida, Puerto Rico, Dominican Republic and the U.S. Virgin Islands not only survived the storms but were fully operational providing critical power; in some cases providing the power needed to pump water. This result is similar to how well Capstone microturbines performed back in late October 2012 when Hurricane Sandy devastated the states of New York and New Jersey and a then estimated 93 out of 95 microturbines, remained fully operational.

  The company continues to see improvement in the European market, with IBT Europe, GmbH, one of Capstone’s Italian distributors, securing an order for a C1000 Signature Series microturbine to provide combined cooling, heat and power (CCHP) for a large cured meat company in Veneto, Italy.

  Capstone received a follow-on 2-megawatt (MW) Factory Protection Plan (FPP) order in the Hawaiian hospitality market. The multi-year contract was secured by Capstone’s Hawaiian distributor, Critchfield Pacific, for a global resort hotel chain on the island of Maui. This adds to the established multi-year contract for the same resort hotel chain at a large property on the Hawaiian island of Kauai.

  Capstone confirmed shipment of two C1000 and four C800 Signature Series microturbines, totaling 5.2 MWs to its exclusive distributor for the Mid-Atlantic and Southeastern United States, E-Finity Distributed Generation. The natural gas-fueled microturbines are for a 5.2 MW U.S. pipeline project that will provide power along a new U.S. shale gas pipeline currently under construction.

  Capstone secured an order for two C200 microturbines to provide combined heat and power (CHP) for a Jamaican hotel. The propane-fueled microturbines will provide electrical power to the site loads, and the thermal energy from the microturbines exhaust will be utilized via an absorption chiller to provide chilled water to the building’s heating, ventilation and air conditioning (HVAC) system. Additionally, the microturbines reduce the customer’s dependence on the local utility grid, which can be unstable, unreliable and very susceptible to severe weather events such as hurricanes.

  Capstone continued to see a steady increase in domestic sales revenue as Cal MicroTurbine, one of Capstone’s distributors for California, confirmed two separate orders. The first order received was for a C600 Signature Series microturbine to power an oil and gas facility in California. The second order was for two C1000 Signature Series microturbines to power an oil and gas site in California.

  Capstone completed its consolidation into a single manufacturing facility located in Van Nuys, California. This consolidation is another key element in Capstone’s multi-point strategic plan to reduce expenses once the facility has been subleased. The Van Nuys location also serves as Capstone’s corporate headquarters.

Financial Highlights for the Third Quarter of Fiscal 2018:

  Net loss improved 97% to $0.3 million compared with a net loss of $10.7 million in last year’s third quarter. Loss per share of $0.01 compared to last year’s third-quarter loss of $0.31 per share.

  Adjusted EBITDA was positive $0.4 million, an improvement of 104%, compared to Adjusted EBITDA loss of $9.6 million a year ago third quarter. Adjusted EBITDA per share of $0.01 compared to last year’s third quarter Adjusted EBITDA loss of $0.28.

  EBITDA was positive $0.1 million, an improvement of 101%, compared to EBITDA loss of $10.1 million a year ago third quarter. EBITDA per share of $0.00 compared to last year’s third quarter EBITDA loss of $0.29.

  Total revenue increased 13% to $22.8 million over the prior year’s third quarter. Product revenue increased 14% to $14.6 million and accessories, parts and FPP revenue increased 11% to a record $8.2 million over last year’s third quarter 2017.

  Gross margin improved to 22% of revenue in the third quarter from a negative gross margin of 20% of revenue in prior year’s third quarter.

  Product gross margin increased to 11% of product revenue compared to negative 52% in the prior year’s third quarter.

  Accessories, parts and service margin improved to a record 42% of accessories, parts and service revenue compared to 35% in the prior year’s third quarter.

  Operating expenses decreased 18% for the quarter to $5.0 million compared with $6.1 million in the year-ago third quarter.

  Cash, cash equivalents and restricted cash were $16.5 million as of December 31, 2017, compared to cash, cash equivalents and restricted cash of $19.7 million as of March 31, 2017.

  As of December 31, 2017, borrowings on the revolving credit facility were $11.0 million, compared to $11.5 million as of March 31, 2017.

  Capstone booked net product orders of approximately $7.2 million during the third quarter, for a 0.5:1 book-to-bill ratio, compared with $5.8 million of product net orders received and booked during the prior quarter, which was a 0.5:1 book-to-bill ratio and with $11.5 million of product net orders received and booked during the year-ago third quarter, which was a 0.9:1 book-to-bill ratio.

During fiscal 2018, the company changed its method of accounting for warrants through the early adoption of Accounting Standards Update 2017-11, Part I “Accounting for Certain Financial Instruments with Down Round Features” on a full retrospective basis. Accordingly, the company reclassified the warrant liability on its consolidated balance sheets, the change in fair value of warrant liability on its consolidated statement of operations and the change in fair value of warrant liability on its consolidated statements of cash flows to reflect this change in accounting for warrants. Capstone’s net loss for the prior year’s third quarter after considering the non-cash warrant liability benefit has been adjusted to $10.7 million (calculated by adding back the $1.8 million warrant liability benefit to the $8.9 million reported net loss), or $0.31 basic and diluted loss per share  (calculated by subtracting a $0.05 basic and diluted gain per share attributable to the warrant liability benefit from the reported $0.26 basic and diluted loss per share).

Conference Call and Webcast

Capstone will host a live webcast February 5, 2018, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the third quarter fiscal 2018 ended December 31, 2017. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped over 9,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2015 and ISO 14001:2015 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East and Asia.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Financial Tables Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	December 31,	March 31,
	2017	2017
Assets
Current Assets:
Cash and cash equivalents	$11,522	$14,191
Restricted cash	5,000	5,514
Accounts receivable, net of allowances of $6,154 at December 31, 2017 and $6,845 at March 31, 2017	16,078	17,003
Inventories	14,223	14,538
Prepaid expenses and other current assets	3,063	3,073
Total current assets	49,886	54,319
Property, plant and equipment, net	2,986	2,115
Non-current portion of inventories	1,040	961
Intangible assets, net	467	651
Other assets	290	225
Total assets	$54,669	$58,271
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$12,762	$14,719
Accrued salaries and wages	1,260	1,819
Accrued warranty reserve	1,760	3,766
Deferred revenue	5,232	5,050
Revolving credit facility	10,966	11,533
Current portion of notes payable and capital lease obligations	318	302
Total current liabilities	32,298	37,189
Long-term portion of notes payable and capital lease obligations	17	26
Other long-term liabilities	118	158
Total liabilities	32,433	37,373
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 515,000,000 shares authorized, 50,334,343 shares issued and 50,188,428 shares outstanding at December 31, 2017; 38,920,174 shares issued and 38,803,630 shares outstanding at March 31, 2017	50	39
Additional paid-in capital	884,126	874,697
Accumulated deficit	(860,282)	(852,199)
Treasury stock, at cost; 145,915 shares at December 31, 2017 and 116,544 shares at March 31, 2017	(1,658)	(1,639)
Total stockholders’ equity	22,236	20,898
Total liabilities and stockholders' equity	$54,669	$58,271

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue:
Product, accessories and parts	$18,876	$16,540	$50,373	$43,841
Service	3,885	3,645	11,403	10,408
Total revenue	22,761	20,185	61,776	54,249
Cost of goods sold:
Product, accessories and parts	15,471	21,828	43,059	46,806
Service	2,333	2,356	8,505	7,772
Total cost of goods sold	17,804	24,184	51,564	54,578
Gross margin	4,957	(3,999)	10,212	(329)
Operating expenses:
Research and development	957	1,282	3,244	4,254
Selling, general and administrative	4,057	4,848	13,815	15,631
Total operating expenses	5,014	6,130	17,059	19,885
Loss from operations	(57)	(10,129)	(6,847)	(20,214)
Other expense	(12)	(436)	(8)	(480)
Interest income	—	8	9	21
Interest expense	(170)	(129)	(489)	(392)
Change in warrant valuation	(84)	—	(741)	—
Loss before income taxes	(323)	(10,686)	(8,076)	(21,065)
Provision for income taxes	—	—	7	3
Net loss	$(323)	$(10,686)	$(8,083)	$(21,068)

Net loss per common share—basic and diluted	$(0.01)	$(0.31)	$(0.18)	$(0.68)
Weighted average shares used to calculate basic and diluted net loss per common share	46,760	34,761	45,465	30,823

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

	Three months ended		Nine months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	December 31,		December 31,
	2017	2016	2017	2016
Net loss, as reported	$(323)	$(10,686)	$(8,083)	$(21,068)
Interest expense	170	129	489	392
Provision for income taxes	—	—	7	3
Depreciation and amortization	272	384	854	1,186
EBITDA	$119	$(10,173)	$(6,733)	$(19,487)

Stock-based compensation	102	173	409	653
Restructuring charges	58	—	277	—
Change in warrant valuation	84	—	741	—
Warrant issuance expenses	—	421	—	421
Adjusted EBITDA	$363	$(9,579)	$(5,306)	$(18,413)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, the change in warrant valuation, warrant issuance expenses and restructuring charges. Restructuring charges includes one-time costs related to the company’s cost reduction initiatives. EBITDA and Adjusted EBITDA are not  measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com